                      INVESTMENT ADVISORY AND MANAGEMENT
                               SERVICES AGREEMENT



          AGREEMENT dated October 1, 1978, by and between STATE FARM INTERIM FUND, INC., a Maryland corporation registered under the Investment Company Act of 1940 as an open-end diversified management investment company (hereinafter called the "Fund"), and STATE FARM INVESTMENT MANAGEMENT CORP., a Delaware corporation registered under the Investment Advisers Act of 1940 as an investment adviser (hereinafter called the "Adviser"):



                                  WITNESSETH:

     In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:



          1. Engagement of Adviser. The Fund hereby employs the Adviser to act as investment adviser for and to manage the investment and reinvestment of the assets of the Fund, and to administer its affairs to the extent requested by and subject to the supervision and control of the Board of Directors of the Fund for the period and upon the terms herein set forth. The Adviser shall give due consideration to the investment policies and restrictions and the other statements concerning the Fund in the Fund's articles of incorporation, by-laws, and registration statements under the Investment Company Act of 1940 (the "Act") and the Securities Act of 1933 (the "Securities Act"), and to the provisions of the Internal Revenue Code applicable to the Fund as a regulated investment company.



          The Adviser is authorized to make the decisions to buy and sell securities of the Fund, to place the Fund's portfolio transactions with securities broker-dealers, and to negotiate brokerage commissions and other terms of such transactions on behalf of the Fund. The Adviser is authorized to exercise discretion within the Fund's policy concerning allocation of its portfolio brokerage as permitted by law, including but not limited to section 28(e) of the Securities Exchange Act of 1934, and in so doing shall not be required to make any reduction in its investment advisory fees.



          The Adviser shall for all purposes herein provided be deemed to be an independent contractor, and unless otherwise expressly provided or authorized shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.



          2. Expenses. The Adviser shall at its own expense furnish to the Fund suitable office space in its own offices or in such other place as may be agreed upon from time to time between the parties, hereto, and in addition shall furnish all necessary office facilities, equipment, administrative services and clerical personnel for managing the affairs and investments of the Fund. The Adviser shall arrange, if desired by the Fund, for officers or employees of the adviser to serve without salary from the Fund as directors, officers or agents of the Fund if duly elected or appointed to such positions by the shareholders of the Fund or by the Board of Directors thereof and subject to their individual consent and to any limitations imposed by law. The Adviser assumes and shall pay all of the expenses of the Fund, other than those expressly to be paid by the Fund as specified herein and expenses payable by any distributor of the Fund's shares pursuant to a separate agreement between the Fund and such distributor.



          The Fund assumes and shall pay the following expenses related to the
Fund: (i) all fees of the Adviser hereunder; (ii) all charges of independent auditors, of legal counsel, of depositaries, custodians and other agencies for the safekeeping and servicing of its cash, securities and other property, and for keeping the Fund's books of account and calculating the Fund's net asset value if such books are kept and such calculations are made by a custodian, and of its transfer agents, registrars and dividend disbursing and redemption agents, if any; (iii) all compensation of directors other than those affiliated with the Adviser; (iv) interest, if any, on obligations incurred by the Fund;
(v) the cost of preparing, printing and distributing stock certificates, corporate reports, notices, proxy solicitation material and reports to its shareholders; (vi) all taxes and corporate fees payable to federal, state and other governmental agencies, domestic or foreign; (vii) all registration and filing fees payable under federal securities laws; and (viii) the cost of the Fund's membership in any association of investment companies. The Fund shall also assume and pay the following expenses related to the Fund except to the extent that they shall be assumed and paid by a distributor of the Fund's shares pursuant to a separate agreement between the Fund and such distributor: (i) all expenses of printing and distributing any prospectus of the Fund and of preparing, printing, distributing and disseminating any other literature, advertising and selling aids in connection with the offering of the shares for sale (except the cost of preparing, printing and distributing reports and other communications to shareholders in their capacity as such); (ii) all expenses of advertising in connection with such offering; and (iii) all fees payable to states in connection with the qualification of Fund shares for sale, or the qualification of the Fund as a dealer or broker, under the laws of such states as may be designated by the Underwriter. In addition to the payment of expenses, the Fund shall also assume and pay all brokers' commissions and other charges incurred in connection with the purchase and sale of portfolio securities. The Fund shall not pay or incur any obligation for any management or administrative expenses for which the Fund intends to seek reimbursement from the Adviser as herein provided without first obtaining the written approval of the Adviser. The Fund shall be free to retain at its expense other persons to furnish it with any services whatsoever, including, without limitation, statistical, factual or technical information or advice.



          3. Compensation of Adviser; limitation of Fund's expenses. For the services to be rendered, the facilities to be furnished and the expenses to be assumed by the Adviser, as provided in this Agreement, the Fund shall pay to the Adviser for each of the Fund's fiscal quarters a fee equal to one quarter of the annual percentage of the average net assets of the fund during each such fiscal quarter in accordance with the following schedule:
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            Annual Rate of Advisory Fee Based on Average Net Assets
            -------------------------------------------------------

                         .20% of the first $50 million
                          .15% of the next $50 million
                         .10% in excess of $100 million

Such payment to the Advisor shall be made within 20 days after the last day of each of the Fund's fiscal quarters with a final adjustment as of the end of each fiscal year so that the annual fee will equal appropriate annual percentages of the average net assets of the Fund during the fiscal year.



          The Adviser shall reimburse the Fund to such extent as the total expenses of the Fund for any fiscal year during the term of this agreement chargeable to income on the accrual basis of accounting, including fees to the Adviser but excluding all (i) taxes, (ii) interest and (iii) extraordinary litigation expenses, shall exceed .4% of the average net assets to the Fund during such year. Brokers' commissions and other charges incurred in connection with the purchase and sale of portfolio securities shall not be regarded as expenses for this purpose. Such reimbursement shall be made quarterly on an interim basis, with a final adjustment as of the end of each year.



          For the quarter and year in which this agreement becomes effective or terminates there shall be an appropriate proration of the fee and of the reimbursement (if any) on the basis of the number of days that the agreement is in effect during such quarter and year.



          For purposes of this section the average net asset value during a period shall be determined on the basis of the net asset value of the Fund as of the close of each business day during the period in accordance with the articles of incorporation of the Fund. If pursuant to the articles of incorporation of the Fund the net asset value is not required to be determined on any particular business day, then for the purpose of the foregoing computations the net asset value last determined shall be deemed to be the net asset value as of the close of business on that day.



          4. Interested parties; services other than as Adviser. It is understood that the officers, directors, agents and shareholders of the Fund are or may be interested in the Adviser as officers, directors, agents, shareholders or otherwise, and that the officers, directors, shareholders and agents of the Adviser may be interested in the Fund otherwise than as a shareholder. It is further understood that the Adviser, by virtue of separate agreements, may also act as transfer agent, dividend disbursing agent and underwriter for the Fund and that State Farm Mutual Automobile Insurance Company, by virtue of a separate agreement, may furnish services to the Adviser to assist the Adviser in fulfilling its obligations to the Fund pursuant to this agreement. The services of the Adviser herein provided are not to be deemed exclusive and the Adviser shall be free to render similar services or other services to others so long as its services hereunder shall not be impaired thereby.

          5. Limitation of liability of Adviser. The Adviser shall not be liable for any error of judgment or import of law, or for any loss suffered by the Fund or its shareholders from or as a consequence of any act or omission of the Adviser, or of any of the directors, officers, employees or agents of the Adviser, in connection with the matters to which this agreement relates, except loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its obligations and duties or by reason of its reckless disregard of its obligations and duties under this agreement.



          6. Term and termination. This agreement shall become effective on the date hereof and, unless sooner terminated as hereinafter provided, shall continue in effect until December 1, 1979, and from year to year thereafter, but only so long as such continuance is specifically approved at least annually in the manner required by the Act.



          This agreement may be terminated at any time without the payment of any penalty by the Board of Directors of the Fund, or by vote of the holders of a majority of the outstanding shares of the Fund, or by the Adviser, on sixty
(60) days' written notice to the other party.



          This agreement may be terminated at any time without the payment of any penalty by vote of the Board of Directors of the Fund in the event that it shall have been established by a court of competent jurisdiction that the Adviser or any officer or director of the Adviser has taken any action which results in a breach of the covenants of the Adviser set forth herein.



          This agreement shall automatically terminate in the event of its assignment (as defined in the Act).



          7. Notices. Any notice under this agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.



          8. "State Farm" name. The Fund agrees that upon the termination of this agreement at any time or for any reason it shall, when so requested by the Adviser, eliminate all reference to the name "State Farm" from its corporate name and thereafter refrain from using the name "State Farm" in connection with its business or activities in any form or combination whatsoever except as may be necessary to identify its prior name.

          9. Amendment. This agreement may be amended only with the affirmative vote (i) of a majority of those directors who are not "interested persons" (as defined in the Act) of the Fund or the Advisor, voting in person at a meeting called for the purpose of voting on such approval, and (ii) of the holders of a majority of the outstanding shares of the Fund.



          IN WITNESS WHEREOF, the Fund and the Adviser have caused this agreement to be executed in their names and on their behalf by and through their duly authorized officers all on the day and year first above written.


                                         STATE FARM INTERIM FUND, INC.



                                         By:     /s/ Edward B. Rust
                                            --------------------------
                                                 President



ATTEST:


     /s/ Donald F. Storm
     -------------------
      Assistant Secretary



                                         STATE FARM INVESTMENT MANAGEMENT CORP.



                                         By:     /s/ Roger Joslin
                                            ----------------------------
                                                  Vice President



ATTEST:


     /s/ Paul R. Dotson
     ------------------
      Assistant Secretary